Filed Pursuant to Rule 424(b)(5)
Registration No. 333-143123
Prospectus
MDI, INC.
5,094,723 SHARES OF COMMON STOCK
     This prospectus relates to the public offering, from time to time, of up to an aggregate of 5,094,723 shares of common stock, par value $.01 per share, of MDI, Inc., by selling stockholders or their pledgees, transferees or other successors in interest. The 5,094,723 shares of common stock consist of 3,376,620 shares of our common stock currently held by the selling stockholders and 1,718,103 shares of our common stock issuable to the selling stockholders upon the exercise of warrants. We will not receive any of the proceeds from the sale of these shares of common stock.
     Our common stock is traded on the Nasdaq Capital Market under the symbol “MDII.” On May 17, 2007 the closing price of one share of our common stock was $1.67.
     Investing in our common stock involves significant risks. See “Risk Factors” on Page 2.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 18, 2007

FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), that involve risks and uncertainties. In some cases, forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the incorporated document, as the case may be. All of these forward-looking statements are based on information available to us at the time of this prospectus or the incorporated document, as the case may be, and we assume no obligation to update any of these statements. Actual results could differ from those projected in these forward-looking statements as a result of many factors, including those identified by reference in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere contained in our Annual Report on Form 10-KSB for the year ended December 31, 2006, as updated by our Quarterly Reports on Form 10-QSB and in the documents filed by us with the SEC after the date of this prospectus and incorporated by reference herein. We urge you to review and consider the various disclosures made by us in this prospectus, and those detailed from time to time in our filings with the Securities and Exchange Commission, that attempt to advise you of the risks and factors that may affect our future results.
SUMMARY
     This summary highlights information about MDI, Inc.. Because this is a summary, it does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus and the documents that we incorporate by reference. As used in this prospectus, references to “we,” “us,” “our,” “MDI” or “our Company” and similar terms mean MDI, Inc.
     We were incorporated in the state of Delaware on December 1995 under the name Ultrak, Inc., and changed our name to MDI, Inc. on September 2004. We are engaged in manufacturing and marketing enterprise-grade physical and electronic security technologies that include open architecture security command and control software, intelligent access control hardware and video surveillance management solutions. MDI products have protected thousands of customers around the world, including many of the world’s most security-minded government agencies including the Department of Homeland Security, major financial institutions, healthcare organizations, manufacturing companies, energy and power providers, gaming and entertainment establishments, educational institutions and Fortune ranked corporations.
     Our principal executive offices are located at 10226 San Pedro Avenue, Suite 200, San Antonio, Texas 78216. Our telephone number is (210) 477-5400. Our website is www.mdisecure.com. Information contained on our website is not part of, and is not incorporated into, this prospectus. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing.

RISK FACTORS
     An investment in our common stock involves significant risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2006, and as further updated by annual, quarterly and other reports and documents we file with the Securities and Exchange Commission after the date of this prospectus and that are incorporated by reference herein. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the price of our common stock and the value of your investment in us.
General Risks and Risks Related to our Business
If we do not raise additional capital, we may need to substantially reduce the scale of our operations and curtail our business plan.
          Our business plan involves growing through acquisitions and internal development, each of which requires significant capital. Our capital requirements also include working capital for daily operations and significant capital for inventory purchases. We have a history of net losses. To the extent that we lack cash to meet our future capital needs, we will need to raise additional funds through significant additional equity and/or debt financings, which may result in significant increases in leverage and interest expense and/or substantial dilution of our outstanding equity. If we are unable to raise additional capital, we may need to substantially reduce the scale of our operations and curtail our business plan.
If we are not able to manage growth, our business plan may not be realized.
          Our business objectives include developing our current lines of business, both internally and through acquisitions, if we can do so under advantageous terms. As such, our business plan is predicated on growth. If we succeed in growing, it will place significant burdens on our management and on our operational and other resources. For example, it may be difficult to assimilate the operations and personnel of an acquired business into our existing business; we must integrate management information and accounting systems of an acquired business into our current systems; our management must devote its attention to assimilating the acquired business, which diverts attention from other business concerns; we may enter markets in which we have limited prior experience; and we may lose key employees of an acquired business. We will also need to attract, train, motivate, retain, and supervise senior managers and other employees. If we fail to manage these burdens successfully, one or more potential acquisitions could be unprofitable, the shift of our management’s focus could harm our other businesses, and we may be forced to abandon our business plan, which relies on growth.
We have reported net losses in the past. If we continue to report net losses, the price of our common stock may decline, or we could go out of business.
          For the year ended December 31, 2006, and the first three (3) months of 2007, we reported a net loss. If we continue to generate losses, we could ultimately be forced to discontinue operations. In addition, future losses could result in a lack of liquidity, as well as lower stock prices.
If we lose the services of our executive officers, our business may suffer.
          If we lose the services of one or more of our executive officers and do not replace them with experienced personnel, that loss of talent and experience will make our business plan, which is dependent on active growth and management, more difficult to implement. J. Collier Sparks is our Chief Executive Officer and President, Michael Sweet is our Senior Vice President and Chief Financial Officer and Richard A. Larsen is our Senior Vice President, General Counsel and Secretary. Messrs. Sparks, Sweet and Larsen each have been involved in our management for several years and would be difficult to replace. In addition, we do not maintain key-man life insurance policies on our executive officers.

If our insurance is inadequate, we could face significant losses.
          We maintain various insurance coverages for our assets and operations. These coverages include property coverages, including business interruption protection for each location. We maintain commercial general liability coverage. We also maintain workers’ compensation policies in every state in which we operate. While we believe such policies to be adequate, there can be no assurance that our insurance will provide sufficient coverage in the event a claim is made against us, or that we will be able to maintain in place such insurance at reasonable prices. If our insurance coverage is exceeded by (or does not cover) a claim, we will have to pay the uncovered liability directly. In the event that we were required to directly pay a claim, our income would be significantly reduced, and in the event of a large claim, we could go out of business.
If we are not able to operate our business effectively, our business will suffer.
          There are numerous risks associated with the our business that may prevent us from operating profitably, including, among others: risks associated with unanticipated liabilities of any acquired companies; risks relating to the size and number of competitors in the electronic security product market, many of whom may be more experienced or better financed; risks associated with the costs of entering into new markets and expansion of product lines in existing markets; risks associated with rapidly evolving technology and having inventory become obsolete; risks associated with purchasing inventory before having orders for that inventory; risks attendant to locating and maintaining reliable sources of OEM products and component supplies in the electronic surveillance industry; risks related to retaining key employees involved in future technology development and communications with OEM suppliers; and risks associated with developing and introducing new products in order to maintain competitiveness in a rapidly changing marketplace. We also expect that there will be costs related to product returns and warranties and customer support that we cannot quantify or accurately estimate.
We could become subject to litigation regarding intellectual property rights, which could seriously harm our business.
          Although we are not now the subject of any such actions, third parties may in the future assert against us infringement claims or claims that we have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them. If such infringement were found to exist, a party could seek an injunction preventing the use of their intellectual property. In addition, if an infringement by us were found to exist, we may attempt to acquire a license or right to use such technology or intellectual property. However, it is possible that no such rights will be available, or will not be available upon terms deemed to be reasonable by us. Any infringement claim, even if not meritorious and/or covered by an indemnification obligation, could result in the expenditure of a significant amount of our financial and managerial resources.
If our original equipment manufacturers fail to adequately supply our products, our security products sales may suffer.
          Many of our products are manufactured on an OEM basis. Reliance upon OEMs, as well as industry supply conditions, generally involves several risks, including the possibility of defective products (which can adversely affect our reputation for reliability), a shortage of components and reduced control over delivery schedules (which can adversely affect our distribution schedules), and the possibility of increases in component costs (which can adversely affect our profitability).
          We have some single-sourced manufacturer relationships, either because alternative sources are not readily or economically available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations. If these sources are unable or unwilling to manufacture our products in a timely and reliable manner, we could experience temporary distribution interruptions, delays, or inefficiencies, adversely affecting our results of operations. Even where alternative OEMs are available, qualification of the alternative manufacturers and establishment of reliable suppliers could result in delays and a possible loss of sales, which could affect operating results adversely.

Risks Related to our Stock
By further increasing the number of shares of our common stock that may be sold into the market, this offering could cause the market price of our common stock to drop significantly, even if our business is doing well.
     As of January 1, 2007 there were 22,657,610 shares of common stock outstanding. There are currently 32,093,802 shares of common stock outstanding. In addition, since January 1, 2007, the Company issued warrants to purchase 1,718,103 shares of its common stock.
     When all of the shares sold and warrant shares issued are registered with the SEC and sold in the public market, it could cause the market price of our common stock to drop by increasing the total number of shares offered for sale to the public. An overabundance of available shares in the market may limit the price growth potential of our Common Stock even if our business is doing well, because the available supply may exceed the demand for our shares. This phenomenon may impair our ability to raise needed capital by reducing the price at which we could sell our common stock. In addition, the Company may seek future financings that involve the issuance of equity securities or instruments convertible into or exchangeable for equity securities and any such future financings may further reduce the price of our common stock.
Our stock price has been, and likely will continue to be, volatile and your investment may suffer a decline in value.
     The market prices for securities of companies quoted on The NASDAQ Capital Market, including our market price, have in the past been, and are likely to continue in the future to be, very volatile. That volatility depends upon many factors, some of which are beyond our control, including:
•	announcements regarding the results of expansion or development efforts by us or our competitors;

•	announcements regarding the acquisition of businesses or companies by us or our competitors;

•	technological innovations or new commercial products developed by us or our competitors;

•	changes in our, or our suppliers’, intellectual property portfolio;

•	issuance of new or changed securities analysts’ reports and/or recommendations applicable to us or our competitors;

•	additions or departures of our key personnel;

•	operating losses by us;

•	actual or anticipated fluctuations in our quarterly financial and operating results and the degree of trading liquidity in our common stock; and

•	our ability to maintain our common stock listing on the Nasdaq Capital Market.
     One or more of these factors could cause a decline in our revenue and income or in the price of our common stock, thereby reducing the value of an investment in our Company.

If we lose our listing on the NASDAQ Capital Market, our stock will become significantly less liquid and its value may be affected.
     The common stock of the Company is listed on the NASDAQ Capital Market. All companies listed on the NASDAQ Capital Market must meet the standards that NASDAQ adopts. One such standard is that the stock trade at a price that is $1.00 per share or higher on a consistent basis. When the price of a company’s stock falls below the $1.00 per share minimum for 30 consecutive days, that company usually receives a letter from NASDAQ advising it that to regain compliance with the NASDAQ bid price standard, the closing bid price of its stock must be back at $1.00 per share for 10 consecutive business days during the next 180 calendar days. These standards are described in NASDAQ Marketplace Rule 4310 (the “Rule”). Although the Company is currently compliant with the NASDAQ bid price requirements, the Company has failed on previous occasions to meet the minimum bid price requirements. On April 17, 2007, the Company received a letter from the Nasdaq Stock Market dated April 17, 2007 notifying the Company that the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days, and that the Company has regained compliance with the minimum bid price requirement for continued listing on the Nasdaq Stock Market.
     If we fail to satisfy the continuing listing requirements and the common stock is delisted from the NASDAQ Stock Market, our stock could be traded over-the-counter, more commonly known as OTC. OTC transactions involve risks in addition to those associated with transactions in securities traded on the NASDAQ Stock Market (“NASDAQ-Listed Stocks”). Many OTC stocks trade less frequently and in smaller volumes than NASDAQ-Listed Stocks. Accordingly, our stock would be less liquid than it would otherwise be. Also, the values of these stocks may be more volatile than NASDAQ-Listed Stocks. If our stock is traded in the OTC market and a market maker sponsors us, we may have the price of our stock electronically displayed on the OTC Bulletin Board, or OTCBB. However, if we lack sufficient market maker support for display on the OTCBB, we could have our price published by the National Quotations Bureau LLP in a paper publication known as the “Pink Sheets.” The marketability of our stock will be even more limited if our price must be published on the “Pink Sheets.”
Because we are a Delaware corporation, it may be difficult for a third party to acquire us, which could affect our stock price.
     We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an entity that is an “interested stockholder” for a period of three years, unless approved in a prescribed manner. This provision of Delaware law may affect our ability to merge with, or to engage in other similar activities with, some other companies. This means that we may be a less attractive target to a potential acquirer who otherwise may be willing to pay a premium for our common stock above its market price.
If we issue our authorized preferred stock, the rights of the holders of our common stock may be affected and other entities may be discouraged from seeking to acquire control of our Company.
     Our certificate of incorporation authorizes the issuance of up to 2 million shares of “blank check” preferred stock that could be designated and issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt. 195,351 shares of preferred stock are currently outstanding. It is not possible to state the precise effect of preferred stock upon the rights of the holders of our common stock until the board of directors determines the respective preferences, limitations, and relative rights of the holders of one or more series or classes of the preferred stock. However, such effect might include: (i) reduction of the amount otherwise available for payment of dividends on common stock, to the extent dividends are payable on any issued shares of preferred stock, and restrictions on dividends on common stock if dividends on the preferred stock are in arrears, (ii) dilution of the voting power of the common stock to the extent that the preferred stock has voting rights, and (iii) the holders of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of our preferred stock.

          The “blank check” preferred stock may be viewed as having the effect of discouraging an unsolicited attempt by another entity to acquire control of us and may therefore have an anti-takeover effect. Issuances of authorized preferred stock can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make an acquisition of a company more difficult or costly. Such an issuance, or the perceived threat of such an issuance, could discourage or limit the stockholders’ participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.
Our policy of not paying cash dividends on our common stock could negatively affect the price of our common stock.
          We have not paid in the past, and do not expect to pay in the foreseeable future, cash dividends on our common stock. We expect to reinvest in our business any cash otherwise available for dividends. Our decision not to pay cash dividends may negatively affect the price of our common stock.
USE OF PROCEEDS
     We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus. We will pay all expenses of the registration and sale of the shares of common stock, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling stockholders. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.
SELLING STOCKHOLDERS
          In March, April and May 2007, we completed the private placements of 3,376,620 shares of common stock and warrants to acquire up to 1,718,103 additional shares of common stock. This prospectus relates to 3,376,620 shares of our currently outstanding common stock and 1,718,103 shares of our common stock issuable upon exercise of warrants. The transfer of these shares is being registered for offer and sale, from time to time, by or for the account of the stockholders named below (the “Selling Stockholders”).
          The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock and the warrants, as of May 21, 2007, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercise.
          The third and fourth columns list the shares of common stock being offered by this prospectus by the Selling Stockholders.
          In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of at least 100% of the sum of (i) the number of shares of common stock issued pursuant to the Securities Purchase Agreement and (ii) the shares of common stock issued and issuable upon exercise of the related warrants, as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. The fifth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.
          Under the terms of the warrants, a Selling Stockholder may not exercise the warrants, to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of			Shares Beneficially
	Shares	Number of		Owned if all
	Beneficially	Outstanding	Number of	Registered Shares
	Owned Before	Shares Warrant	Shares	Are Sold
Selling Stockholders	Registration	Registered	Registered	Number	Percent
FAS Realty LLC (1)	192,308	128,205	64,103	—	*
Linton, John M.	232,308	128,205	104,103	—	*
Roberts, John H.	155,000	—	155,000	—	*
FAS Construction Management, Inc. (2)	297,293	100,000	197,293	—	*
Coates, John & Kay	40,000	40,000	—	—	*
Gibson, William A.	60,000	60,000	—	—	*
Rosenberg, Stanley D.	225,000	225,000	—	—	*
Clearview Partners LLC (3)	200,000	200,000	—	—	*
Booth, Lloyd W.	100,000	100,000	—	—	*
Hudson Bay Fund, LP (4)	772,455	514,970	257,485	—	*
Hudson Bay Overseas Fund, Ltd. (5)	1,023,952	682,635	341,317	—	*
Vetrtical Ventures Investments, LLC (6)	1,796,407	1,197,605	598,802	—	*
Totals	5,094,723	3,376,620	1,718,103

*	Less than one percent.

(1)	John H. Roberts is the Managing Member of FAS Realty LLC and has voting control and investment discretion over the securities held by FAS Realty LLC.

(2)	William Wurzbach is the President of FAS Construction Management, Inc. and has voting control and investment discretion over the securities held by FAS Construction Management, Inc.

(3)	John M. Linton is the Managing Member of Clearview Partners LLC and has voting control and investment discretion over the securities held by Clearview Partners LLC.

(4)	Sander Gerber, Yoav Roth and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Fund LP. The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(5)	Sander Gerber, Yoav Roth and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Overseas Fund LTD. The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(6)	Scot Cohen is the Manager of Vertical Ventures Investments, LLC and has voting control and investment discretion over the securities held by Vertical Ventures Investments, LLC.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions:
•	which may involve crosses or block transactions;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The Selling Stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, (the “Securities Act”) amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.
     The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
     The validity of the shares of common stock offered under this prospectus will be passed upon for us by Richard A. Larsen, Esq., General Counsel to the Company, San Antonio, Texas.
EXPERTS
     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 have been so incorporated in reliance on the report of PMB Helin Donovan LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We are filing this prospectus as part of a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy the registration statement and any other document we file at the SEC’s public reference room located at:
100 F Street, N.E.
Washington, D.C. 20549
     You may obtain information on the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC and these filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “MDII.” You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. Information about us, including our SEC filings, is also available on our website at http://www.mdisecure.com; however, that information is not a part of this prospectus or any accompanying prospectus supplement.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will update and supersede automatically this information. We incorporate by reference the following documents, which we have filed already with the Securities and Exchange Commission, and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Selling Stockholder sells all of the shares covered by this prospectus:
1.	Our annual report on Form 10-KSB for the year ended December 31, 2006, filed on March 30, 2007.

2.	Our quarterly report on Form 10-QSB for the quarter ended March 31, 2007, filed on May 11, 2007.

3.	Our following current reports on Form 8-K:
(a)	Form 8-K dated January 5, 2007 and filed with the SEC on January 9, 2007.

(b)	Form 8-K dated February 1, 2007 and filed with the SEC on February 1, 2007.

(c)	Form 8-K dated February 1, 2007 and filed with the SEC on February 1, 2007.

(d)	Form 8-K dated February 28, 2007 and filed with the SEC on March 1, 2007.

(e)	Form 8-K dated April 26, 2007 and filed with the SEC on April 27, 2007.

(f)	Form 8-K dated May 7, 2007 and filed with the SEC on May 7, 2007.
4.	The description of our common stock contained in our Registration Statement on Form S-3, as filed with the SEC on November 18, 1996, including any amendments or reports filed for purposes of updating such description.
     We will provide a copy of the documents we incorporate by reference upon request, at no cost, to any person who receives this prospectus. You may request a copy of these filings, by writing or telephoning us at the following:
Richard A. Larsen, Esq.
Senior Vice President, General Counsel & Secretary
MDI, Inc.
10226 San Pedro Avenue
Suite 200
San Antonio, Texas 78216
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or document incorporated by reference is accurate as of any date other than the date on the front of the relevant document.